RELEASE

This Release (the "**Release**"): (i) is given pursuant to, and is subject to the terms and conditions of, that certain Agreement (the "**Agreement**") dated as of July 10, 2009 by and among Xentenial Holdings Limited, Natural Nutrition, Inc., iNutrition, Inc., and InterACTIVE Nutrition International Inc., and joined by Timothy J. Connolly to the limited extent therein provided and (ii) is the "InterActive Nutrition Release" as defined and otherwise described in Sections 8 and 10 of the Agreement. All and singular the terms and conditions of the Agreement are specifically incorporated herein by reference.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and conditions of the Agreement, each of: (i) Natural Nutrition, Inc., a Nevada corporation, ("**Natural Nutrition**"); (ii) iNutrition, Inc., a Texas corporation formerly known as CSI Business Finance, Inc. ("**iNutrition**"); (iii) Timothy J. Connolly, an individual residing in Houston, Harris County, Texas ("**Connolly**"); (iv) Fred Zeidman, an individual residing in Houston, Harris County, Texas ("**Zeidman**"); and (v) Neal Reisman, an individual residing in Houston, Harris County, Texas ("**Reisman**"), for itself/himself and on behalf of each of the affiliates, agents, attorneys, bankers, heirs, executors, administrators, successors, assigns and other legal representatives of each of Natural Nutrition, iNutrition, Connolly, Zeidman, and Reisman, respectively (all of the foregoing being referred to herein, singly and collectively, as the "**Releasor**") does hereby remise, release and forever discharge INTERACTIVE NUTRITION INTERNATIONAL INC. (hereinafter, "InterACTIVE Nutrition"), a corporation organized under the laws of Canada, together with the respective predecessors, parent companies, affiliates, subsidiaries, divisions, related entities, agents, former and current share or interest holders, former and current principals, officers, directors, managers, managing members, employees, attorneys, consultants, bankers, heirs, executors, administrators, successors, assigns and other legal representatives of InterACTIVE Nutrition (the foregoing being referred to herein, singly and collectively, as the "**Releasee**") from all circumstances, demands, actions, causes of action, suits, debts, dues, bonds, executions, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, rights, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, contingent or fixed, both at law or in equity, arising from, concerning, or relating directly to any of the following: (1) the "Financing Arrangements", (2) the "Financing Documents", (3) the "Obligations" and/or (4) the transactions described in, or otherwise contemplated by, the Agreement, including, without limitation, those relating in any way to the "Accepted Assets" as expressly provided therein (as each of said quoted terms is defined in the Agreement) (singly and collectively, the "**Released Claims**"); provided, however, that nothing contained herein is intended to be, nor shall be construed as, a release, waiver, or limitation of any one or more of the following:

a. The terms and conditions of the Agreement and the respective obligations of the Releasor and Releasee thereunder;

b. Any other or further circumstances, demands, actions, causes of action, suits, debts, dues, bonds, executions, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all

other claims, counterclaims, rights, defenses, rights of set-off, demands and liabilities which any Insider Party now has, or may have hereafter, against or otherwise with respect to any Releasee on account of any and all other obligations and other indebtedness, whether now existing or hereafter arising, which are unrelated to the Released Claims and/or as may hereafter be applicable pursuant to the express terms and conditions of the Agreement.

Each Releasee hereby expressly acknowledges and agrees that as and when expressly provided in Section 10(e)(ii) of the Agreement, this Release shall automatically and retroactively be rescinded, and void *ab initio*, upon the occurrence of any "Trigger Event" (hereinafter, as defined in Section 10 the Agreement) as and to the extent expressly specified in said Section 10(e)(ii) (but not otherwise).

This Release may not be changed orally.

The Releasor understands, acknowledges and agrees that this Release may be pleaded as a full and complete defense and may be used as a basis for injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted with respect to any one or more of the Released Claims in breach of the provisions of this Release.

From and after the occurrence of the "Six-Month Trigger Date" (as defined in the Agreement), each Releasor hereby jointly and severally agrees to indemnify and hold each Releasee harmless from and against any and all loss or damage suffered or incurred by each Releasee (including, without limitation, all attorneys' reasonable fees) on account of any demand, injunction, claim, counterclaim, offset, action, suit, or proceeding (whether or not suit is instituted) asserted by any one or more of the "Obligor Release Parties", or any successor, including any trustee or creditors committee appointed in any the case of any "Bankruptcy Filing" and/or any one or more of the "Obligor Related Parties" (hereinafter, as each of said quoted terms is defined in the Agreement), which would constitute a Trigger Event under the Agreement and/or which otherwise is asserted contrary to the provisions of this Release and the express terms and conditions of the Agreement (hereinafter, the "**Continuing Indemnification Obligation**"); provided, however, that the foregoing shall not be applicable with respect to any Trigger Event specified in Section 10(d)(i) of the Agreement and/or with respect to any "Adverse Claim" (as defined in the Agreement) under Section 10(d)(ii) under the Agreement (so long as such Adverse Claim is reasonably determined in good faith to be outside the reasonable control of any one or more of such Obligor Release Parties, or any successor, including any trustee or creditors committee appointed in any the case of any Bankruptcy Filing and/or of any one or more of the Obligor Related Parties). The foregoing Continuing Indemnification Obligation shall not be subject to any limitation set forth in Section 12(c) of the Agreement or otherwise.

The foregoing Release has been executed by each of the undersigned as a sealed instrument this 8th day of July, 2009.

NATURAL NUTRITION, INC.

By: ______________________ *duly authorized*

Name: Timothy J. Connolly
Title: Chief Executive Officer

iNUTRITION, INC.

By: ______________________ *duly authorized*

Name: Timothy J. Connolly
Title: Chief Executive Officer

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Timothy J. Connolly, individually

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Fred Zeidman, individually

Neal Reisman
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Neal Reisman, individually